PGIM PRIVATE REAL ESTATE FUND, INC.

c/o PGIM Investments LLC

655 Broad Street

Newark, New Jersey 07102

If you do not want to sell your shares of common stock at this time, please disregard this notice.

This is simply a notification of the Fund's repurchase offer.

March 13, 2024

Dear Stockholder:

This letter serves to inform you of important dates relating to a repurchase offer by PGIM Private Real Estate Fund, Inc. (the "Fund"). If you are not interested in tendering your shares of common stock in the Fund ("Shares") for repurchase at this time, please disregard this notice and take no action.

The tender offer period will begin on March 13, 2024 and end at 4:00 p.m., Eastern Time, on April 11, 2024. The purpose of the tender offer is to provide liquidity to stockholders of the Fund. Shares may be presented to the Fund for repurchase only by tendering them during one of the Fund's announced tender offers.

If you do not wish to sell your Shares for any reason, simply disregard this notice. No action is required if you do not wish to sell any portion of your Shares at this time.

Should you wish to tender all or some of your Shares during this tender offer period, please complete the enclosed Letter of Transmittal and return it by mail or fax to the Fund's Transfer Agent, PMFS, Attention: PGIM Private Real Estate Fund, Inc., using one of the below options or to your financial advisor as instructed in the Letter of Transmittal:

Regular Mail:

Prudential Mutual Fund Services LLC

P.O. Box 534432

Pittsburgh, PA 15253-4432

Overnight Mail:

Prudential Mutual Fund Services LLC

Attention 534432

500Ross Street, 154-0520 Pittsburgh, PA 15262

All Stockholders tendering Shares should carefully review their Letter of Transmittal and follow the delivery instructions therein. All tenders of Shares must be received in good order by the Fund's Transfer Agent by 4:00 p.m., Eastern Time, on April 11, 2024.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the repurchase offer, or call (800) 225-1852.

Sincerely,

PGIM Private Real Estate Fund, Inc.